WEYCO REPORTS SECOND QUARTER SALES AND EARNINGS

(Milwaukee, Wisconsin---August 3, 2010) Weyco Group, Inc. (NASDAQ:WEYS) today announced financial results for the quarter ended June 30, 2010.

Net sales for the second quarter were $48.7 million, a decrease of 3% from second quarter 2009 sales of $50.1 million.  Net earnings for the quarter were $1.3 million, down from $2.2 million in 2009.  Net earnings included a decrease of $0.8 million resulting from exchange gains and losses on intercompany loans between the U.S. and Florsheim Australia.  These amounts are included in other income and expense on the statement of earnings.  Diluted earnings per share were $.11 per share in 2010 as compared with $.19 per share in the second quarter of 2009.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $35.3 million for the second quarter of 2010, compared with $35.9 million in the same period in 2009.  Wholesale sales were $34.8 million in the second quarter of 2010, down from $35.4 million in 2009.   Licensing revenues were $470,000 in 2010 and $552,000 in 2009.  Wholesale net sales of Stacy Adams footwear were up 2%, while sales of the Nunn Bush brand were flat and Florsheim were down 7%.

Net sales in the North American retail segment, which include sales from the Company’s 35 Florsheim retail stores in the U.S. and its Internet business, were $5.3 million in the second quarter of 2010, compared with $5.4 million in the second quarter of 2009. One retail store closed during the second quarter 2010.  Same store sales were down 1%.

Other net sales, which include wholesale and retail sales in Europe, Australia, Asia and South Africa, were $8.1 million in the second quarter of 2010, compared to $8.7 million in 2009.  The majority of the decrease occurred in the Australian wholesale business.

Operating earnings for the second quarter of 2010 were $1.7 million, down from $2.2 million in 2009.  As a percent of sales, operating earnings were 3.5% in 2010 and 4.4% in 2009. The decrease in operating earnings for the second quarter was primarily due to decreased sales volume.

Earnings before tax were $1.9 million for the second quarter of 2010 compared to $3.7 million last year.  This decrease is caused by the $500,000 decrease in operating earnings and a decrease in other income and expense of $1.3 million, resulting from a $1.2 million ($0.8 million after tax) decrease in the exchange gains and losses recognized on intercompany loans between the U.S. and Florsheim Australia.  In the second quarter of 2010, a loss of $344,000 was incurred versus a gain of $870,000 in 2009.

“The retail environment continues to be challenging,” stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group.  “After an initial uptick in demand in the first quarter, consumers have once again returned to a more cautious approach to discretionary spending.  In addition, retailers continue to closely monitor their inventory levels.  We are looking forward to the fall when we have a number of different product launches being delivered.  We continue to invest in our brands and work with our retail partners to build our businesses.”

Weyco Group will host a conference call on August 4, 2010, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail.  To participate in the call please dial 888-713-4209 or 617-213-4863, referencing passcode #96346059, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #14909398.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, Stacy Adams and Umi.  The Company’s products are sold to shoe specialty stores, department stores and clothing retailers.  Weyco Group, Inc. operates wholesale and retail businesses in the United States, Canada, Europe, Australia, South Africa and Asia Pacific.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including changes in foreign exchange rates and those detailed from time to time in Weyco Group’s filings made with the SEC.   Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:
John Wittkowske
Senior Vice President and Chief Financial Officer
414-908-1600

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)

Net sales	$48,724	$50,053	$109,762	$108,961
Cost of sales	30,066	31,142	67,696	70,359
Gross earnings	18,658	18,911	42,066	38,602

Selling and administrative expenses	16,972	16,709	34,939	33,066
Earnings from operations	1,686	2,202	7,127	5,536

Interest income	607	566	1,105	1,019
Interest expense	(87)	(2)	(87)	(25)
Other income and (expense), net	(351)	893	(218)	799

Earnings before provision for income taxes	1,855	3,659	7,927	7,329

Provision for income taxes	774	1,165	2,864	2,475

Net earnings	1,081	2,494	5,063	4,854

Net (loss) earnings attributable to noncontrolling interest	(201)	309	(76)	164

Net earnings attributable to Weyco Group, Inc.	$1,282	$2,185	$5,139	$4,690

Weighted average shares outstanding
Basic	11,326	11,253	11,309	11,266
Diluted	11,533	11,542	11,514	11,513

Earnings per share
Basic	$0.11	$0.19	$0.45	$0.42
Diluted	$0.11	$0.19	$0.45	$0.41

Cash dividends per share	$0.16	$0.15	$0.31	$0.29

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$13,109	$30,000
Marketable securities, at amortized cost	5,529	3,954
Accounts receivable, net	31,518	33,020
Accrued income tax receivable	735	-
Inventories	37,266	40,363
Prepaid expenses and other current assets	3,497	3,922
Total current assets	91,654	111,259

Marketable securities, at amortized cost	59,342	42,823
Deferred income tax benefits	2,509	2,261
Other assets	15,374	13,070
Property, plant and equipment, net	26,011	26,872
Trademark	10,868	10,868
Total assets	$205,758	$207,153

LIABILITIES AND EQUITY:
Accounts payable	$6,591	$9,202
Dividend payable	1,812	1,693
Accrued liabilities	7,675	7,846
Accrued income taxes	-	1,241
Deferred income tax liabilities	351	295
Total current liabilities	16,429	20,277

Long-term pension liability	19,343	18,533

Common stock	11,353	11,333
Capital in excess of par value	18,242	16,788
Reinvested earnings	147,140	146,241
Accumulated other comprehensive loss	(10,578)	(10,066)
Total Weyco Group, Inc. equity	166,157	164,296
Noncontrolling interest	3,829	4,047
Total equity	169,986	168,343
Total liabilities and equity	$205,758	$207,153

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)

	2010	2009
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,063	$4,854
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,386	1,435
Amortization	60	47
Net foreign currency transaction losses (gains)	213	(758)
Deferred income taxes	(475)	(212)
Stock-based compensation	569	429
Pension expense	1,624	1,424
Loss on disposal of fixed assets	-	14
Increase in cash surrender value of life insurance	(120)	(114)
Change in operating assets and liabilities -
Accounts receivable	1,995	423
Inventories	2,843	10,724
Prepaids and other current assets	175	1,136
Accounts payable	(2,574)	(1,514)
Accrued liabilities and other	(900)	1,488
Accrued income taxes	(1,972)	1,406
Net cash provided by operating activities	7,887	20,782

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses	(2,509)	(9,320)
Purchase of marketable securities	(21,802)	(405)
Proceeds from maturities of marketable securities	3,648	4,245
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(646)	(590)
Net cash used for investing activities	(21,464)	(6,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from noncontrolling interest	-	1,314
Cash dividends paid	(3,401)	(3,184)
Shares purchased and retired	(753)	(2,440)
Proceeds from stock options exercised	607	520
Net (repayments) borrowings under revolving credit agreement	-	(1,250)
Income tax benefits from share-based compensation	331	134
Net cash used for financing activities	(3,216)	(4,906)

Effect of exchange rate changes on cash	(98)	-

Net (decrease) increase in cash and cash equivalents	(16,891)	9,651

CASH AND CASH EQUIVALENTS at beginning of period	$30,000	$11,486

CASH AND CASH EQUIVALENTS at end of period	$13,109	$21,137

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$5,352	$1,183
Interest paid	$82	$28